Exhibit 12
Cendant Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

	Year Ended December 31,

	2005		2004		2003		2002		2001

Earnings available to cover fixed charges:
Income before income taxes, minority interest and equity in Homestore	$1,346		$2,047		$1,748		$1,065		$321
Plus: Fixed charges	885		971		928		737		764
Amortization of capitalized interest	5		6		4		-		-
Less: Equity income (loss) in unconsolidated affiliates	-		-		-		2		(5)
Minority interest (pre-tax) in mandatorily redeemable preferred interest in a subsidiary	-		6		6		14		23
Minority interest (pre-tax) in mandatorily redeemable trust preferred securities	-		-		-		-		14
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges (a)	-		-		25		20		-
Capitalized interest	7		5		7		-		-

Earnings available to cover fixed charges	$2,229		$3,013		$2,642		$1,766		$1,053

Fixed charges (b):
Interest, including amortization of deferred financing costs (c)	$734		$820		$791		$632		$685
Minority interest (pre-tax) in mandatorily redeemable preferred interest in a subsidiary	-		6		6		14		23
Minority interest (pre-tax) in mandatorily redeemable trust preferred securities	-		-		-		-		14
Interest portion of rental payment	151		145		131		91		42

Total fixed charges	$885		$971		$928		737		$764

Ratio of earnings to fixed charges	2.52	x	3.10	x	2.85	x	2.40	x	1.38	x

(a)	Includes minority expense related to the Company’s venture with Marriott International, Inc. of $25 million and $20 million during 2003 and 2002, respectively.

(b)	Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

	Year Ended December 31,

	2005	2004	2003	2002	2001

Related to the debt under management programs incurred by the Company’s car rental subsidiary	$313	$263	$270	$213	$189
Related to the Company’s stockholder litigation settlement liability	-	-	-	-	131
All other	421	557	521	419	365

	$734	$820	$791	$632	$685

(c)	Does not include interest expense from discontinued operations of $11 million, $96 million, $67 million, $106 million and $157 million for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively.
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